Oncolytics Aligns with FDA on Planned Pivotal Anal Cancer Study

Company to leverage strong durability and survival data in second-line and later metastatic squamous cell anal carcinoma

Pivotal study expected to focus on patients in a post-standard-of-care patient population with no FDA-approved therapies

SAN DIEGO, CA, April 27, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, an investigational, systemically delivered immunotherapy that has been shown to activate innate immune-sensing pathways, today announced that a Type C meeting with the U.S. Food and Drug Administration (“FDA”) has resulted in alignment on the design of a pivotal clinical study to support approval of pelareorep in patients with unresectable metastatic squamous cell carcinoma of the anal canal (“SCAC”).

“We want to thank the FDA for its very clear guidance and helping us create an efficient pathway for pelareorep in a disease that is desperate for new treatments,” said Jared Kelly, Chief Executive Officer of Oncolytics. “While a single-arm study was possible in this setting, following a productive discussion with the FDA and in consideration of recent regulatory decisions regarding similar studies, we have aligned on a randomized controlled trial designed to potentially support both accelerated approval and full approval within the same study. This approach directly addresses relevant and rigorous evidentiary standards while allowing for approval based on multiple endpoint assessments.”

SCAC is a rare gastrointestinal malignancy affecting more than 10,000 patients annually in the United States. Patients whose disease progresses following first-line chemotherapy/checkpoint inhibitor treatment have no FDA-approved therapeutic options and limited National Comprehensive Cancer Network recommended treatments. In a recent study combining pelareorep with a checkpoint inhibitor in second-line and later SCAC, the combination achieved a median duration of response of 15.5 months versus 9.5 months and 12-month survival of 82% versus 45.7%, each measured against the current standard of care.1

“The post-first-line SCAC setting remains an area of significant unmet need,” said Dr. Van Morris, Associate Professor in the Department of Gastrointestinal Medical Oncology at The University of Texas MD Anderson Cancer Center in Houston, TX. “Pelareorep provides a strong rationale for evaluation in this population, and the study design represents a thoughtful and appropriate approach to advancing new options for these patients.”

The Company plans to incorporate FDA feedback into the final protocol, which is expected to be a single, randomized controlled trial for which accelerated approval and full approval could be applied at different points in time.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Reference
1.Rao S, et al. A phase II study of retifanlimab (INCMGA00012) in patients with squamous carcinoma of the anal canal who have progressed following platinum-based chemotherapy (POD1UM-202). ESMO Open. 2022 Aug;7(4):100529

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, and projected outcomes of the Company’s planned clinical study of pelareorep, including the potential for accelerated regulatory approval; its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca